First Commonwealth Announces Planned Retirement of David S. Dahlmann as Chair of the Board; Jon L. Gorney to be Elected Board Chair
INDIANA, Pennsylvania, March 25, 2021 – First Commonwealth Financial Corporation (“First Commonwealth”) (NYSE: FCF) today announced that David S. Dahlmann plans to step down as Chair of the Board of First Commonwealth and its banking subsidiary, First Commonwealth Bank, on April 27, 2021, following the Annual Meeting of Shareholders. Mr. Dahlmann has served as Chairman since 2005. The Board of Directors has selected Jon L. Gorney, a current independent director, to succeed Mr. Dahlmann as Board Chair of First Commonwealth Financial Corporation and First Commonwealth Bank.
“I am grateful for the opportunity to have served as Chair of the First Commonwealth Board for the past 15 years. I am proud when I reflect on the talented and independent board we have assembled and the strong corporate governance culture we have developed,” Mr. Dahlmann said. “I look forward to continuing to serve on the board with my fellow directors, supporting the outstanding management team at First Commonwealth. Together we’ll create a smooth transition of my responsibilities to Jon Gorney. I have great confidence in Jon’s leadership, and I know that he will make an excellent Board Chair."
Jon Gorney joined First Commonwealth’s Board in January 2013 following a 37-year banking career with National City Corporation, where he was Executive Vice President from 1992 through 2008 overseeing all technology and operations. Mr. Gorney also served as Chairman and Chief Executive Officer of National Processing Company, a majority subsidiary of National City that was the second largest merchant card processor in the United States. In 2008, Gorney joined PNC Financial Services Group through the acquisition of National City and served as an Executive Vice President until his retirement in June 2010. While there, he co-chaired the integration of the two banks and was responsible for the leadership and development of PNC’s single operating organization. In his current Board role at First Commonwealth, he serves as Chair of the Company’s Risk Committee and is a member of the Credit Committee. In addition, he serves as a director of Professional Bank, Coral Gables, FL. Mr. Gorney earned a Bachelor of Science degree in Computer Science from the University of Dayton.
"I would like to express my appreciation to David for his many contributions to First Commonwealth over the past 15 years," said Mr. Gorney. "David has assembled an esteemed Board which I look forward to leading as we work with the capable First Commonwealth management team to deliver value to our shareholders, customers, employees and communities.”
First Commonwealth President and Chief Executive Officer T. Michael Price stated, “I would like to thank David for the leadership he has provided me and our company during his time as Chairman. I credit him for inspiring the independent nature of the Board and for instilling a reverence for strong corporate governance,” Mr. Price said. “Under his stewardship, we’ve experienced significant growth, both organically and through acquisitions.”

“As we look decisively into the future of banking, Jon’s background in technology and banking makes him uniquely positioned to lead our Board. I have great confidence that he will provide strategic guidance to help us continue to deliver our mission of improving the financial lives of our neighbors and their businesses.”
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation (NYSE: FCF), headquartered in Indiana, Pennsylvania, is a financial services company with 119 community banking offices in 26 counties throughout western and central Pennsylvania and throughout Ohio, as well as business banking operations in Pittsburgh, Pennsylvania, and Canton, Cleveland, Columbus and Cincinnati, Ohio. The Company also operates mortgage offices in Wexford, Pennsylvania, as well as Hudson, and Lewis Center, Ohio. First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency. For more information about First Commonwealth or to open an account today, please visit www.fcbanking.com.

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